Walgreen Co. Corporate Communications ● 200 Wilmot Road● Deerfield, Ill. 60015●(847) 940-2500

Contact: Michael Polzin
(847) 914-2925
FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS RECORD FIRST QUARTER 2006 EARNINGS

OF 34 CENTS PER SHARE, INCLUDING EXPENSING OF STOCK OPTIONS

DEERFIELD, Ill., Jan. 3, 2006 - Walgreen Co. (NYSE, NASDAQ: WAG) today announced record fiscal year 2006 first quarter sales and earnings, including the effects of expensing stock options.

Net earnings for the quarter ended Nov. 30 were up 5.2 percent to $345.6 million or 34 cents per share (diluted), from $328.6 million or 32 cents per share (diluted) in the same quarter a year ago. This year's first quarter earnings were reduced by $36.2 million pre-tax or 2 cents per share (diluted) for employee stock option program expenses, as required by accounting regulations. Previously, these options weren't expensed. Also, last year's quarter includes a pre-tax gain of $15.0 million or 1 cent per share (diluted) from litigation settlements.

Sales for the first quarter increased 10.2 percent to a record $10.9 billion. Total sales in comparable stores (those open more than a year) were up 7.2 percent in the quarter.

Prescription sales, which accounted for 65 percent of sales in the quarter, climbed 10.3 percent. Prescription sales in comparable stores rose 7.7 percent in the quarter, while the number of prescriptions filled in comparable stores increased 5.0 percent. Third party plans now account for 92.5 percent of all prescription sales.

"Investments in our future continued this quarter while we posted record results," said Chairman and CEO Dave Bernauer. "We marked a milestone in our growth when we opened our 5,000th store in October in Richmond, Va. We'll tick up our new store openings this year, expand our healthcare offerings beyond traditional pharmacy service and educate hundreds of thousands of seniors on the new Medicare prescription drug insurance plan."

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Gross profit margins were up 16 basis points versus the year-ago quarter to 27.54 as a percent to sales, due to growth in generic drug sales. Some of that benefit, however, was offset by a sales shift within non-pharmacy items to lower-margin product categories.

Selling, occupancy and administration expenses increased 31 basis points to 22.57 as a percent to sales. The increase resulted from the company expensing employee stock options beginning this quarter, higher store salaries and the effect of last year's gain from litigation settlements. Offsetting those factors were lower insurance costs as a percent of sales and lower costs associated with the ongoing conversion from analog to digital store photo labs. Also impacting the SO&A ratio were lower-priced generic drugs that slowed the company's sales line.

During the quarter, Walgreens acquired selected assets from the 23-store Medic drugstore chain in the Cleveland market. The company also:

    Entered into a joint venture with SeniorMed Pharmacy to provide prescription service to residents in assisted living communities;
    Acquired Schraft's A Specialty Pharmacy, one of the nation's leading providers of fertility medications and services; and
    Announced it was acquiring, through its Walgreens Home Care subsidiary, Home Pharmacy of California, one of the largest independent home infusion companies in California.

"While organic drugstore expansion is far and away our largest growth driver, select acquisitions in both our managed care division and drugstore division also are positioning us for the prescription growth that's happening as the population ages," said President Jeff Rein. "The Medicare prescription insurance plan that started Jan. 1 also will bring more seniors to us. The program takes cost out of the equation for many of them, and they'll place more importance on the convenience and service features in which we excel."

To help seniors benefit from the new Medicare prescription insurance plan, Walgreens has developed an application that generates a printed personalized report listing a senior's medications covered under available plans, along with each plan's premium, co-pay and deductible. The service is exclusive to Walgreens and available nationwide. "These reports are a

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great way for seniors to make an informed choice, especially if they don't have access to the Medicare Web site," said Rein.

Walgreens opened or acquired 127 new stores in the first quarter for a net increase after closings and relocations of 83 stores. The company plans to open about 475 new stores during fiscal 2006, for a net increase after closings and relocations of about 390 stores.

At Nov. 30, Walgreens operated 5,068 stores in 45 states and Puerto Rico. The store total now includes 33 home care division locations but excludes 22 stores closed due to Hurricane Katrina. Walgreens is on track to operate over 7,000 stores in 2010.

For additional information on the quarter's results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions Except Per Share Data)

	Three Months Ended
	November 30,	November 30,
	2005	2004

Net Sales	$10,900.4	$ 9,889.1

Costs and Deductions:
Cost of sales	7,897.9	7,181.2
Selling, occupancy and
administration (A)	2,460.7	2,201.8
	10,358.6	9,383.0
Other Income:
Interest income	6.8	5.1
	6.8	5.1
Earnings before income tax
provision	548.6	511.2
Income tax provision (B)	203.0	182.6
Net earnings (A)	$ 345.6	$ 328.6
Per share-
Basic	$ .34	$ .32
Diluted	$ .34	$ .32

Dividends declared	$ .065	$ .0525

Average shares outstanding	1,012.8	1,022.6
Dilutive effect of stock
options	9.5	6.8
Average shares outstanding
assuming dilution	1,022.3	1,029.4

  Fiscal 2006 first quarter includes expenses of $36.2 million pre-tax ($22.8 million after-tax) for employee stock option programs, in accordance with the company's adoption of SFAS No. 123R, "Share-Based Payments." Fiscal 2005 first quarter includes a $15.0 million pre-tax ($9.5 million after-tax) gain for litigation settlements.
  Fiscal 2006 first quarter results included an effective income tax rate of 37.00 percent versus 35.72 percent for the same period last year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(Dollars in Millions)

	November 30,	November 30,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$ 584.1	$ 639.0
Short-term investments - available for sale	311.4	674.4
Accounts receivable, net	1,472.8	1,315.7
Inventories	6,239.8	5,582.5
Other current assets	208.3	173.5
Total Current Assets	8,816.4	8,385.1
Property and Equipment, at cost, less
accumulated depreciation and amortization	6,371.3	5,638.4
Other Non-Current Assets	214.4	126.2
Total Assets	$ 15,402.1	$ 14,149.7

Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$ 3,303.4	$ 3,203.1
Accrued expenses and other liabilities	1,557.5	1,235.0
Income taxes	235.1	206.3
Total Current Liabilities	5,096.0	4,644.4
Non-Current Liabilities:
Deferred income taxes	186.3	274.8
Other non-current liabilities	1,014.0	904.8
Total Non-Current Liabilities	1,200.3	1,179.6

Shareholders' Equity	9,105.8	8,325.7

Total Liabilities & Shareholders' Equity	$ 15,402.1	$ 14,149.7

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in Millions)

	Three Months Ended
	November 30,	November 30,
	2005	2004

Net cash provided by operating activities	$ 437.4	$ 58.6

Cash flows from investing activities:
Purchases of short-term investments-available for sale	(1,577.1)	(2,666.4)
Proceeds from sale of short-term investments-available for sale	1,763.6	3,247.9
Additions to property and equipment	(338.4)	(305.2)
Dispositions of property and equipment	2.9	0.2
Business acquisitions, net of cash received	(95.0)	0.0
Net cash provided by (used for) investing activities	(244.0)	276.5

Cash flows from financing activities:
Stock purchases	(158.5)	(119.3)
Proceeds related to employee stock plans	49.4	31.6
Cash dividends paid	(65.9)	(53.8)
Other	(11.1)	1.4
Net cash used for financing activities	(186.1)	(140.1)

Changes in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	7.3	195.0
Cash and cash equivalents at beginning of year	576.8	444.0
Cash and cash equivalents at end of period	$ 584.1	$ 639.0

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